UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 19, 2007
QLOGIC CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-23298	33-0537669
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

26650 Aliso Viejo Parkway, Aliso Viejo, California		92656
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (949) 389-6000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Item 9.01 Financial Statements and Exhibits.
SIGNATURES
Exhibit Index
EXHIBIT 10.1
EXHIBIT 99.1

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     (c) On April 20, 2007, QLogic Corporation (“QLogic” or the “Company”) announced that Jeff Benck, 41, has been named President and Chief Operating Officer of QLogic Corporation. Mr. Benck will report to H.K. Desai, who will continue as the Company’s Chief Executive Officer and Chairman. Mr. Benck’s appointment will be effective his first day of employment at QLogic, which is expected to be May 1, 2007.
     During the last five years, Mr. Benck has held the following positions at International Business Machines Corporation: Vice President, Modular and Blade Systems Development from May 2005 to April 2007; Vice President and Business Line Executive, BladeCenter from July 2003 to May 2005;and Director of Product Marketing, eServer xSeries from April 2001 to July 2003.
     The Company and Mr. Benck have entered into an employment agreement under which he will serve as President and Chief Operating Officer of the Company. Under the employment agreement, Mr. Benck is entitled to an annual base salary of $400,000 and is entitled to participate in the Company’s incentive plan, which provides for a cash bonus at a target participation level of $280,000, which is equal to 70% of his base salary. Mr. Benck will also be granted an option (the “Option”) to purchase 180,000 shares of the Company’s common stock under the Company’s 2005 performance incentive plan, as amended, and will be granted 30,000 restricted stock units (“RSUs”) under the same plan. The Option will vest over four years from the date that Mr. Benck begins employment (the “Start Date”), with 25% vesting on the one year anniversary of the Start Date and the balance vesting ratably on a quarterly basis over the remaining three years. The RSUs vest on an annual basis from the date of award over four years. Both the Option and the RSUs are subject to possible acceleration in the event of termination, as described below. Mr. Benck will receive a sign–on bonus of $260,000 that must be repaid to the Company in the event that during his first year of employment he terminates his employment other than for “good reason” or if he is terminated by the Company for “cause.” The terms “cause” and “good reason” are defined in the employment agreement. Mr. Benck is also entitled to a relocation assistance package that includes payments for temporary living expenses, air fares, reimbursement for certain costs of selling his current home and for purchasing a new home and the payment of an additional $25,000 relocation allowance.
     The employment agreement also provides for severance payments to Mr. Benck in the event that his employment is terminated by the Company without cause or if he terminates his employment with the Company for good reason during the first year. The severance amount includes a cash payment equal to his base salary for the remainder of the one year term of the employment agreement plus an additional 12 months of base salary. In addition, the Company would remain obligated to pay him any amounts owed to him prior to the termination of his employment for unpaid base salary, earned cash bonuses and reimbursable expenses. The Company will also pay or reimburse Mr. Benck for the cost of the premiums to continue his medical coverage for himself and his dependents under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) for the remainder of the one year employment agreement term plus an additional 12 months. The employment agreement provides that 25% of the Option and 25% of the RSUs will be vested upon a termination by the Company without cause or by Mr. Benck with good reason during the one year term of the employment agreement.
     The Company will also enter into a change in control severance agreement with Mr. Benck that will provide severance benefits should Mr. Benck’s employment terminate in certain circumstances in connection with a change in control of the Company.
     Under the change in control agreement, in the event that the Company terminates Mr. Benck’s employment without cause or in the event that Mr. Benck terminates his employment for good reason, in either case within 6 months before or 24 months after a change in control of the Company, (a) Mr. Benck would be entitled to receive a cash lump sum payment equal to (i) the sum of Mr. Benck’s annual base salary and the greater of Mr. Benck’s maximum annual cash bonus for the year in which the termination occurs or the highest annual bonus paid to Mr. Benck for any one of the three preceding fiscal years, multiplied by (ii) 1.5 and (b) any options or other equity awards held by Mr. Benck that are not yet vested will automatically become fully vested as of the termination date. For these purposes, the terms “cause,” “good reason” and “change in control” are each defined in the change in control agreement. The Company will also pay or reimburse Mr. Benck for the cost of the premiums charged to continue his and his dependents medical coverage pursuant to COBRA for a period of up to two years following the termination. Should Mr. Benck’s benefits be subject to the excise tax imposed under Section 280G of the U.S. Internal Revenue Code of 1986 (“Section 280G”), the Company will make an additional “gross up” payment to Mr. Benck so that the net amount of such payment (after taxes) received by Mr. Benck is sufficient to pay the excise tax due. Mr. Benck’s right to benefits under the change in control agreement is subject to his executing a release of claims in favor of the Company upon the termination of his employment.
Item 9.01 Financial Statements and Exhibits.
     (d) Exhibits
          10.1 Employment Agreement, dated April 19, 2007, between QLogic Corporation and Jeff Benck
          99.1 Press Release of QLogic Corporation, dated April 20, 2007, announcing the appointment of Jeff Benck as President and Chief Operating Officer

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QLOGIC CORPORATION

April 25, 2007	/s/ Anthony J. Massetti Anthony J. Massetti
Vice President and
Chief Financial Officer

Exhibit Index

Exhibit
No.	Description
10.1	Employment Agreement, dated April 19, 2007, between QLogic Corporation and Jeff Benck

99.1	Press Release of QLogic Corporation, dated April 20, 2007, announcing the appointment of Jeff Benck as President and Chief Operating Officer